TANDYCRAFTS, INC. REPORTS THIRD QUARTER RESULTS WHICH INCLUDES
        ANNOUNCED REPOSITIONING CHARGE FOR JOSHUA'S CHRISTIAN STORE CHAIN

Fort Worth, Texas. April 28, 1997 -- TANDYCRAFTS, INC. (NYSE: TAC) today reported a net loss of $5,701,000, or $0.45 per share, for its fiscal third quarter ended March 31, 1997, compared to net income of $364,000, or $0.03 per share, for the same quarter last year. The results for the quarter include pretax charges of $5.3 million to reposition the Company's Joshua's Christian Stores chain. Those charges include markdowns resulting from the liquidation of discontinued merchandise and certain costs associated with the closing of 13 under-performing stores. Sales for the quarter were $54,456,000, representing a 13.5% increase when compared to the same quarter last year, excluding divested operations. Retail sales for the quarter increased 5.6% while manufacturing sales increased 24.8%. Same-store sales were down 6.8% at Tandy Leather, while the Company's Sav-On Office Supplies and Joshua's Christian Stores chains achieved same-store sales gains of 19.7% and 15.1%, respectively, for the quarter. At manufacturing, the Frames and Framed Art division achieved a sales increase of 30.7% while TWI achieved a 14.1% sales increase.

In commenting on the quarter, Michael J. Walsh, Chief Executive, stated "The results for the quarter reflect certain actions which we believe, while negatively impacting the quarter's results, will place the Company's operating units on a much firmer and profitable foundation going forward and position the Company to achieve a strong rebound in fiscal 1998. Of these actions, the $5.3 million in pre-tax repositioning charges related to the Joshua's Christian Stores chain are the most significant, however, the quarterly results also reflect an investment in consolidating and relocating certain operations within the TWI division which will result in significant annual savings. Additional one-time severance expenses were also incurred as a result of personnel reductions. We believe that the benefit of these personnel reductions and other expense reductions will be reflected in future periods."

Mr. Walsh also stated, "Sav-On Office Supplies continues to show strong results with double digit same-store sales gains and an increase in operating income of $562,000, or 146%, for the quarter. On the manufacturing side, the Picture Frames and Framed Art division experienced increased production costs related to the development of new products, which negatively impacted margins. The licensed products group, which was negatively impacted by expenses associated with the relocation and consolidation of certain manufacturing operations, was also negatively impacted by certain one-time charges related to the write-down of remaining 1996 Olympic product."

For the nine months ended March 31, 1997, the Company reported a net loss of $2,619,000 or $0.21 per share compared to a net loss of $12,006,000 or $1.01 per share for the same period of fiscal 1996. The results for the prior year period included restructuring charges of $12.3 million, after tax, or $1.03 per share. Excluding the restructure charges taken during the last two fiscal years, the Company's net income increased $532,000 or 180% for the nine months ended March 31, 1997 compared to the same period in the previous year.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties including, but not limited to, customer demand and trends, related inventory risks due to shifts in customer demand, risks associated with new business opportunities, competition, dependence on key personnel, the performance of each operating unit, relationships with key customers, commodity price fluctuations, new product introductions, interest rate fluctuations, recessionary factors, seasonality and other risks disclosed in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Picture Frames and Framed Art and Tandy Wholesale International ("TWI").

                                (Table to follow)



                                  Three Months Ended      Nine Months Ended
                                ----------------------  ----------------------
                                 March 31,   March 31,   March 31,   March 31,
                                   1997        1996        1997        1996
                                ----------  ----------  ----------  ----------


Net sales                       $   54,456  $   53,556  $  185,472  $  190,252

Operating costs and expenses:
 Cost of goods sold                 41,128      32,834     123,548     119,532
 Selling, general and
   administrative                   20,062      18,186      59,499      62,362
 Restructuring charge                    -        (501)          -      18,317
 Depreciation and amortization       1,315       1,482       4,078       4,722
                                ----------  ----------  ----------  ----------
   Total operating costs
    and expenses                    62,505      52,001     187,125     204,933
                                ----------  ----------  ----------  ----------

Operating income (loss)             (8,049)      1,555      (1,653)    (14,681)
Interest expense, net                  720         996       2,375       3,198
                                ----------  ----------  ----------  ----------

Income (loss) before
   income taxes                     (8,769)        559      (4,028)    (17,879)
Provision for income taxes          (3,068)        195      (1,409)     (5,873)
                                ----------  ----------  ----------  ----------

   Net income                   $   (5,701) $      364  $   (2,619) $  (12,006)
                                ==========  ==========  ==========  ==========

Net income (loss) per share     $    (0.45) $      .03  $    (0.21) $    (1.01)
                                ==========  ==========  ==========  ==========

Weighted average common and
 common equivalent shares           12,565      12,109      12,369      11,937
                                    ======      ======      ======      ======


                                                    Joshua's      Sav-On
                                   Tandy Leather   Christian      Office
                                      Retail       Bookstores    Supplies
                                   ------------   -----------   -----------

Number of stores                       170              71            36

QUARTER:
-------
Net sales                            9,622           7,257         9,331
Same store sales gains / (losses)     (6.8)%          15.1%         19.7%

NINE MONTHS:
-----------
Net sales                           30,753          24,415        27,358
Same store sales gains / (losses)     (6.1)%           2.0%         23.7%


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